Exhibit 99.1

              CNB Holdings, Inc. Announces Second Quarter Results

    ALPHARETTA, Ga., Aug. 4 /PRNewswire-FirstCall/ -- CNB Holdings, Inc.
(OTC Bulletin Board: CHGD), the parent company of Chattahoochee National Bank, today announced results for the second quarter of 2003. For the quarter ended June 30, 2003, the Company reported net income of $121,578, or $0.11 per share, up from $46,113, or $0.04 per share, for the second quarter of 2002. Net interest income was $867,173 in 2003's second quarter, up 13% from $767,334 in the second quarter of 2002. The provision for loan losses was $47,000 in the second quarter of 2003, versus $37,082 in the second quarter of 2002. Other income increased 93% to $364,113 in 2003's second quarter from $189,010 in the second quarter of 2002, with the majority of that growth coming from gains on the sales of loans and higher other operating income. Other expense increased to $1,062,708 in 2003's second quarter, versus $873,149 in the second quarter of 2002.

    For the six months ended June 30, 2003, CNB Holdings, Inc. reported net income of $249,404, or $0.23 per share, versus $102,460, or $0.10 per share, for the six months ended June 30, 2002. The improvement in earnings was due to growth in net interest income, which increased 17% to $1,736,669 for the first six months of 2003, versus $1,484,216 in the comparable period in 2002. Other income was $697,469 in the first six months of 2003, versus $415,817 in the comparable 2002 period. Other expense was $2,036,130 for the six months ended June 30, 2003, versus $1,713,491 in the comparable 2002 period.

    CNB Holdings' balance sheet also reflected growth. As of June 30, 2003, total assets were $133.3 million, versus $104.6 million as of June 30, 2002, an increase of 27%. Gross loans increased 33% to $88.7 million from $66.8 million at June 30, 2002. Nonperforming loans as of June 30, 2003 were $43,769, down from $730,723 at June 30, 2002, while the allowance for loan losses was $1.0 million, or 1.08% of gross loans, at June 30, 2003, up from $0.7 million at June 30, 2002. Deposits increased 21% to $97.1 million at June 30, 2003, versus $80.5 million at June 30, 2002. Shareholders' equity was $9.3 million as of June 30, 2003, or $8.64 per share.

    CNB Holdings, Inc., whose bank subsidiary is Chattahoochee National Bank, is headquartered in Alpharetta, Georgia and had approximately $133 million in assets as of June 30, 2003. Chattahoochee National Bank operates two branches in Alpharetta, Georgia, which is located in North Fulton County. The Bank offers a broad range of banking products and services, including commercial, real estate, residential mortgage, SBA and consumer loans, equipment leasing, cash management and other services. CNB Holdings, Inc.'s common stock trades on the OTC bulletin board under the symbol "CHGD."



                              CNB Holdings, Inc.
                      Summary of Consolidated Operations
                                 (Unaudited)



                                   Three                       Six
                                Months Ended               Months Ended
                                  June 30,                   June 30,
                            2003          2002         2003          2002

    Interest Income     $1,630,931    $1,587,188   $3,290,836    $3,207,754
    Interest Expense       763,758       819,854    1,554,167     1,723,538

    Net Interest Income    867,173       767,334    1,736,669     1,484,216

    Provision For Loan
     Losses                 47,000        37,082      126,900        84,082

    Net Interest Income
     After Provision For
     Loan Losses           820,173       730,252    1,609,769     1,400,134

    Other Income           364,113       189,010      697,469       415,817
    Other Expense        1,062,708       873,149    2,036,130     1,713,491

    Net Income Before
     Taxes                 121,578        46,113      271,108       102,460

    Provision For Income
     Taxes                       0             0       21,704             0

    Net Income            $121,578       $46,113     $249,404      $102,460

    Basic Earnings Per
     Share                   $0.11         $0.04        $0.23         $0.10

    Weighted Average
     Common Shares
     Outstanding         1,080,463     1,059,260    1,078,407     1,064,287




                                                        As Of June 30,
                                                     2003           2002

    Assets                                      $133,274,395   $104,552,915
    Investment Securities                         37,672,115     26,915,947
    Gross Loans And Leases                        88,651,286     66,765,684
     Allowance For Loan Losses                       961,181        699,821
    Net Loans And Leases                          87,690,105     66,065,863
    Deposits                                      97,106,097     80,452,190
    Shareholders' Equity                           9,330,540      9,084,400
    Book Value Per Share                                8.64           8.50



SOURCE  CNB Holdings, Inc.
    -0-                             08/04/2003
    /CONTACT: H. N. (Nat) Padget, Jr., President and Chief Executive Officer of CNB Holdings, Inc., +1-770-650-8262/
    (CHGD)

CO:  CNB Holdings, Inc.; Chattahoochee National Bank
ST:  Georgia
IN:  FIN OTC
SU:  ERN